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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



We consent to incorporation by reference in the registration statements (Nos. 33-79178, 33-80936 and 333-1808) on Form S-8 and registration statements (Nos. 33-90384, 333-16287, 33-70962, 33-44746 and 333-27397) on Form S-3 of
Integrated Process Equipment Corp. of our report dated August 1, 1997, relating to the consolidated balance sheets of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the June 30, 1997 Annual Report on Form 10-K of Integrated Process Equipment Corp.


                                         /s/ KPMG Peat Marwick LLP


Phoenix, Arizona
September 2, 1997